EXECUTION COPY



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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      among

                                  STANTEC INC.,

                       STANTEC CONSULTING CALIFORNIA INC.

                                       and

                           THE KEITH COMPANIES, INC..

                           Dated as of April 14, 2005





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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                   THE MERGER

SECTION 1.01. The Merger.......................................................1
SECTION 1.02. Effective Time; Closing..........................................1
SECTION 1.03. Effect of the Merger.............................................2
SECTION 1.04. Articles of Incorporation; By-laws...............................2
SECTION 1.05. Directors and Officers...........................................2

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Conversion of Securities.........................................3
SECTION 2.02. Exchange of Certificates.........................................7
SECTION 2.03. Stock Transfer Books.............................................9
SECTION 2.04. Company Stock Options............................................9
SECTION 2.05. Company Restricted Stock........................................10
SECTION 2.06. [Reserved]......................................................10
SECTION 2.07. Dissenting Shares...............................................10
SECTION 2.08. [Reserved]......................................................11
SECTION 2.09. Affiliates......................................................11

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01. Organization and Qualification; Subsidiaries....................11
SECTION 3.02. Articles of Incorporation and By-laws...........................12
SECTION 3.03. Capitalization..................................................12
SECTION 3.04. Authority Relative to This Agreement............................13
SECTION 3.05. No Conflict; Required Filings and Consents......................13
SECTION 3.06. Permits; Compliance.............................................14
SECTION 3.07. SEC Filings; Financial Statements...............................14
SECTION 3.08. Absence of Certain Changes or Events............................16
SECTION 3.09. Absence of Litigation...........................................16
SECTION 3.10. Employee Benefit Plans..........................................16
SECTION 3.11. Labor and Employment Matters....................................18
SECTION 3.12. Real Property; Title to Assets..................................19
SECTION 3.13. Intellectual Property...........................................20
SECTION 3.14. Taxes   20
SECTION 3.15. Environmental Matters...........................................21
SECTION 3.16. [Reserved]......................................................21

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SECTION 3.17. Material Contracts..............................................21
SECTION 3.18. Insurance.......................................................22
SECTION 3.19. Board Approval; Vote Required...................................23
SECTION 3.20. Customers and Suppliers.........................................23
SECTION 3.21. [Reserved]......................................................23
SECTION 3.22. Interested Party Transactions...................................23
SECTION 3.23. Opinion of Financial Advisor....................................24
SECTION 3.24. Brokers 24

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01. Corporate Organization..........................................24
SECTION 4.02. Articles of Incorporation and By-Laws...........................24
SECTION 4.03. Capitalization..................................................24
SECTION 4.04. Authority Relative to This Agreement............................25
SECTION 4.05. No Conflict; Required Filings and Consents......................26
SECTION 4.06. Permits; Compliance.............................................26
SECTION 4.07. ASC Filings; Financial Statements...............................27
SECTION 4.08. Absence of Certain Changes or Events............................28
SECTION 4.09. Absence of Litigation...........................................28
SECTION 4.10. Stockholder Vote................................................29
SECTION 4.11. Operations of Merger Sub........................................29
SECTION 4.12. Taxes   29
SECTION 4.13. Board Approval..................................................29
SECTION 4.14. [Reserved]......................................................30
SECTION 4.15. Ownership of Company Common Stock...............................30
SECTION 4.16. Brokers 30
SECTION 4.17. Intellectual Property...........................................30
SECTION 4.18. Environmental Matters...........................................30

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by the Company Pending the Merger...........31
SECTION 5.02. Conduct of Business by Parent Pending the Merger................33

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement; Proxy Statement.........................33
SECTION 6.02. Company Stockholders' Meeting...................................35
SECTION 6.03. Access to Information; Confidentiality..........................35
SECTION 6.04. No Solicitation of Transactions.................................35
SECTION 6.05. Employee Benefit Matters........................................38
SECTION 6.06. Directors' and Officers' Indemnification and Insurance..........38


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SECTION 6.07. Notification of Certain Matters.................................39
SECTION 6.08. Company Affiliates..............................................39
SECTION 6.09. Further Action; Reasonable Best Efforts.........................39
SECTION 6.10. Plan of Reorganization..........................................40
SECTION 6.11. Obligations of Merger Sub.......................................40
SECTION 6.12. Consents of Accountants.........................................41
SECTION 6.13. Listing 41
SECTION 6.14. Subsequent Financial Statements.................................41
SECTION 6.15. Public Announcements............................................41
SECTION 6.16. Board of Directors of Parent....................................41
SECTION 6.17. Company Contribution............................................41
SECTION 6.18. Unvested Company Restricted Stock...............................41

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party.....................42
SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub..........42
SECTION 7.03. Conditions to the Obligations of the Company....................44

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination.....................................................45
SECTION 8.02. Effect of Termination...........................................46
SECTION 8.03. Fees and Expenses...............................................46
SECTION 8.04. Amendment.......................................................47
SECTION 8.05. Waiver  47

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01. Non Survival of Representations, Warranties and Agreements......47
SECTION 9.02. Notices 48
SECTION 9.03. Certain Definitions.............................................49
SECTION 9.04. Severability....................................................54
SECTION 9.05. Entire Agreement; Assignment....................................54
SECTION 9.06. Parties in Interest.............................................54
SECTION 9.07. Specific Performance............................................55
SECTION 9.08. Governing Law...................................................55
SECTION 9.09. Headings........................................................55
SECTION 9.10. Counterparts....................................................55
SECTION 9.11. Waiver of Jury Trial............................................55


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     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 14, 2005
(this "AGREEMENT"), among Stantec Inc., a Canadian corporation ("PARENT"), Stantec Consulting California Inc., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and The Keith Companies, Inc., a California corporation (the "COMPANY").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the "CCC"), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the "MERGER");

     WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has
(i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement (the "TRANSACTIONS") and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent (the "PARENT BOARD") has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other Transactions ;

     WHEREAS, Parent and Company CEO ("STOCKHOLDER") have entered into a Support Agreement, dated as of the date hereof (the "SUPPORT AGREEMENT"), in connection with this Agreement, the Merger and the other Transactions; and

     WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER.

     (a)  Upon the terms and subject to the conditions set forth in Article
          VII, and in accordance with the CCC, at the Effective Time (as defined in Section 1.02), the Company will be merged with and into the Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

     SECTION 1.02. EFFECTIVE TIME; CLOSING. On the second Business Day immediately following the satisfaction or, if permissible, waiver of the last conditions set forth in


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Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement (or an Agreement of Merger that includes only the information required by the CCC), an officers' certificate of the Company and an officers' certificate of Merger Sub (together, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CCC (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "EFFECTIVE TIME"). Immediately prior to such filing of the Certificate of Merger, a closing (the "CLOSING") shall be held at the offices of the Company, 19 Technology Drive, Irvine, California 92618, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

     SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time, subject to Section 6.06, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

     (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.


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                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

     (a) each share of common stock, par value US$0.001 per share, of the Company ("COMPANY COMMON STOCK," all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "SHARES") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(i), substituted for pursuant to Section 2.05 and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically, subject to Section 2.01 (h) and Section 2.02, into the right to receive:

          (i) (A) 0.23 common shares, without par value, of Parent ("PARENT COMMON STOCK") (the "FIXED RATIO STOCK") and (B) that number of shares of Parent Common Stock equal to US$16.50 divided by the Average Stock Price (the "FLOATING RATIO Stock" and, together with the Fixed Ratio Stock, the "EXCHANGE STOCK"); or

          (ii) cash equal the sum of (A) US$16.50 and (B) the product of (x)
               0.23 and (y) Average Stock Price (the "CASH PAYMENT"); or

          (iii) (A) US$11.00, (B) the Fixed Ratio Stock and (C) that number of Parent Common Stock equal to US$5.50 divided by the Average Stock Price (the "US$5.50 STOCK" and, together with the Fixed Ratio Stock, the "MIXED ELECTION STOCK"); or

          (iv) such other combination of shares of Parent Common Stock and cash determined in accordance with Section 2.01(e) or Section 2.01(f)

(the "MERGER CONSIDERATION," which when used herein shall be deemed to include cash in lieu of any fractional shares of Parent Common Stock to which a holder is entitled pursuant to Section 2.02(e)), in each case upon surrender by the holder of such share of Company Common Stock of the Certificate representing such share in accordance with Section 2.02. "AVERAGE STOCK PRICE" means the simple average of the daily weighted average sales price of Parent Common Stock on the Toronto Stock Exchange ("TSX"), as reported by Bloomberg L.P., for each of the 20 consecutive trading days ending on (and including) the second trading day prior to the Effective Time. The weighted average sales price for each trading day shall be converted from Canadian dollars to U.S. dollars at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day;

     (b) The aggregate number of shares of Parent Common Stock (the "AGGREGATE STOCK AMOUNT") to be issued as Merger Consideration shall be equal to the product of (i) the Mixed Election Stock and (ii) the difference of
          (A) the number of Shares outstanding immediately prior to the Effective Time minus (B) the sum of (x) the number of Shares held by any Subsidiary of the Company or Parent or any Subsidiary of Parent,
          (y) the number of Shares of unvested Company Restricted Stock and (z) the number of Dissenting Shares. The aggregate


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          amount of cash to be paid by Parent as Merger Consideration (the
          "AGGREGATE CASH AMOUNT") shall be equal to the product of (i) US$11.00 and (ii) the difference of (A) the number of Shares outstanding immediately prior to the Effective Time minus (B) the sum of (x) the number of Shares held by any Subsidiary of the Company or Parent or any Subsidiary of Parent, (y) the number of Shares of unvested Company Restricted Stock and (z) the number of Dissenting Shares. Any right to receive cash as all or part of the Merger Consideration shall be without interest.

     (c)  Subject to the allocation and election procedures set forth in this
          Section 2.01, each record holder of Shares immediately prior to the Effective Time (other than Shares held by the Company or any Subsidiary of the Company or Parent or any Subsidiary of Parent and Dissenting Shares) will be entitled to elect to receive:

          (i)  cash per Share equal the Cash Payment (a "CASH ELECTION"); or

          (ii) the number of shares, or fraction thereof, of Parent Common Stock per Share equal to the Exchange Stock (a "STOCK ELECTION"); or

          (iii) the "MIXED CONSIDERATION" per Share, which consists of US$11.00 in cash and the Mixed Election Stock (a "MIXED ELECTION", and together with the Cash Election and the Stock Election, the "ELECTIONS");

Each holder shall make the same Election with respect to all of such holder's Shares. All such Elections shall be made on a form in compliance with the terms of Section 2.02 (a "FORM OF ELECTION"). Holders of record of Shares who hold such shares as nominees, trustees or in other representative capacities (a "HOLDER REPRESENTATIVE") may submit multiple Forms of Election, PROVIDED that such Holder Representative certifies that each such Form of Election covers all the Shares held by such Holder Representative for a particular beneficial owner. For purposes hereof, a holder of Company Common Stock who does not make a valid Election prior to the Election Deadline, including by failure to return the Form of Election to the Exchange Agent prior to the Election Deadline and as a result of revocation, shall be deemed to have made a Mixed Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Mixed Election.

     (d) At the Effective Time, each Share covered by a Mixed Election (a "MIXED ELECTION Share") shall be converted into and exchanged for the right to receive from Parent the Mixed Consideration;

     (e) At the Effective Time, each Share covered by a Stock Election (a "STOCK ELECTION Share") shall be converted into the right to receive the Exchange Stock; PROVIDED, HOWEVER, if after taking into account the Elections made and deemed made pursuant to Section 2.01(c), the number of shares of Parent Common Stock to be issued as Merger Consideration would exceed the Aggregate Stock Amount, then, at the Effective Time, each Stock Election Share shall be converted into the right to receive:



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          (i)  a number of shares (the "PRO RATA NUMBER OF SHARES") of Parent
               Common Stock equal to the quotient determined by (A) the difference of the Aggregate Stock Amount minus the number of shares of Parent Common Stock to be issued in exchange for Mixed Election Shares, divided by (B) the number of Stock Election Shares; and

          (ii) an amount in cash equal to the product of (A) the difference of
               (x) the Exchange Stock, minus (y) the Pro Rata Number of Shares, multiplied by (B) the Average Stock Price;

     (f) At the Effective Time, each Share covered by a Cash Election (a "CASH ELECTION Share") shall be converted into the right to receive the Cash Payment; PROVIDED, HOWEVER, if, taking into account the Elections made and deemed made pursuant to Section 2.01(c), the amount of cash to be paid by Parent as Merger Consideration would exceed the Aggregate Cash Amount, then, at the Effective Time, each Cash Election Share shall be converted into the right to receive:

          (i) an amount in cash (the "PRO RATA AMOUNT OF CASH") equal to the quotient determined by (A) the difference of the Aggregate Cash Amount minus the amount of cash to be paid in exchange for Mixed Election Shares, divided by (B) the number of Cash Election Shares; and

          (ii) a number of shares of Parent Common Stock equal to the quotient of (A) the difference of (x) the Cash Payment, minus (y) the Pro Rata Amount of Cash, divided by (B) the Average Stock Price;

     (g) The Company shall mail the Form of Election to each person who is a holder of record of Company Common Stock on the record date for the Company Stockholders' Meeting contemplated by Section 6.02 and shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of Company Common Stock during the period between such record date and the Election Deadline;

     (h) To be effective, a Form of Election must be properly completed and signed by a record holder of Company Common Stock and submitted to the Exchange Agent and accompanied by the Certificates as to which the Election is being made. All Certificates so surrendered shall be subject to the exchange procedures set forth in Section 2.02. The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Exchange Agent in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.01 and all such computations shall be conclusive and binding on the holders of Company Common Stock absent manifest error. The Form of Election and the Certificates must be received by the Exchange Agent by the close of business on the last business day prior to the date on which the vote with respect to the adoption and approval of this Agreement and the approval of the Merger at the Company Stockholders' Meeting contemplated by Section 6.02 hereof is held (the "ELECTION DEADLINE") in order to be



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          effective. The Exchange Agent shall not accept guarantee of delivery of Certificates in lieu of physical delivery of Certificates. An Election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election, accompanied by a Certificate, is thereafter submitted in accordance with this Section 2.01(i), such shares shall be deemed to be Mixed Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall be promptly be returned without charge to the person submitting same;

          (i) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

     (j) each share of common stock, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be one validly issued, fully paid and nonassessable share of common stock, par value US$0.01 per share, of the Surviving Corporation;

     (k) Notwithstanding anything to the contrary contained in this Agreement, if:

          (i) Parent or the Company receives written notice from its counsel specified in Article VII to the effect that such counsel is unlikely to be able to deliver a tax opinion required pursuant to
               Section 7.02(l) or Section 7.03(e), as the case may be, on the date of the Effective Time; and

          (ii) instead of depositing the Aggregate Cash Amount and the Aggregate Stock Amount in accordance with Section 2.02(a), Parent deposits, or causes to be deposited (including as contemplated by Section 7.02(f)), with the Exchange Agent (as defined below), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, cash in an amount equal to US$22.00 per Share,

Parent shall have the right, at its sole and absolute discretion, to reverse the Merger so that Merger Sub will merge with and into the Company, such that the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger (a "REVERSE-SUBSIDIARY MERGER"). A Reverse-Subsidiary Merger would not be intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. In the event Parent effects the acquisition of the Company pursuant to a Reverse Subsidiary Merger in accordance with this Section 2.01(k), (x) all references to the "Merger" in this Agreement and all other related agreements, documents and instruments, shall be deemed to be to the "Reverse-Subsidiary Merger," all references to the "Surviving Corporation" shall be deemed to be to the Company, all references to Merger Consideration shall be deemed to mean US$22.00 per Share, and this Agreement and
(y) the conditions in Section 7.02(l) and Section 7.03(e) shall be deemed to be waived.



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     SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Immediately
prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (including as contemplated by Section 7.02(f)), with such bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, cash equal to the Aggregate Cash Amount and certificates representing the Aggregate Stock Amount, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and shares of Parent Common Stock contemplated to be issued pursuant to Section
2.01. Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c). The Merger Consideration (plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c)) shall be delivered to each former stockholder of the Company by the Exchange Agent as promptly as practicable following surrender of a Certificate and a duly executed letter of transmittal.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF PARENT COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment shall be paid to any such holder pursuant to Section 2.01(a) or 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following


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          surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued as part of the Merger Consideration in exchange therefor, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (d) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration issued upon surrender of a Certificate in accordance with the terms of this Article II (including, with respect to Shares, any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate.

     (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.02(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the simple average of the daily weighted average sales price of Parent Common Stock on the TSX, as reported by Bloomberg L.P., for each of the 20 consecutive trading days ending on (and including) the second trading day prior to the Effective Time (the weighted average sales price for each trading day shall be converted from Canadian dollars to U.S. dollars at the noon buying rate quoted by the Federal Reserve Bank of New York on such trading day). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and
          (c).

     (f) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

     (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration, and any dividends or other distributions with respect to the Parent

          Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (h) NO LIABILITY. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), subject to
          Section 2.02(g).

     SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

     SECTION 2.04. COMPANY STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Stock, whether or not exercisable and whether or not vested (the "COMPANY STOCK OPTIONS"), outstanding under the Company's Amended and Restated 1994 Stock Incentive Plan, in each case as such may have been amended, supplemented or modified (collectively, the "COMPANY STOCK OPTION PLANS") shall be cancelled without further rights. At least 20 days prior to the Effective Time, the Company shall offer to purchase each Company Stock Option which as of the Effective Time would be unexercisable and unvested (the "UNVESTED OPTIONS"), at a price equal to the Cash Payment less the exercise price of such

Unvested Option ( the "OPTION CONSIDERATION"), which offer to purchase shall be conditional upon the approval of this Agreement by the Stockholders of the Company and the satisfaction or waiver of all of the conditions hereunder. Prior to the Effective Time, Parent shall have deposited, or shall have caused to be deposited with the Exchange Agent, for the benefit of holders of the Unvested Options that surrender such Unvested Options for purchase by the Company for exchange in accordance with this Section 2.04, cash equal to the aggregate Option Consideration (such cash being hereinafter referred to as the "OPTION EXCHANGE Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be delivered to the holders of the Unvested Options pursuant to this Section 2.04 out of the Option Exchange Fund. The Option Exchange Fund shall not be used for any other purpose.

     SECTION 2.05. COMPANY RESTRICTED STOCK. At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time that is unvested or is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company ("COMPANY RESTRICTED STOCK") shall be substituted with Exchange Stock, which shall be subject to the same terms and conditions (including, without limitation, vesting conditions) as such Company Restricted Stock, except that current references to the Company shall, after the Effective Time, mean Parent.

     SECTION 2.06. [RESERVED].

     SECTION 2.07. DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and held by a holder (a "DISSENTING SHAREHOLDER") who has not voted in favor of the Merger or consented thereto in writing and who has dissented in accordance with Chapter 13 of the CCC ("DISSENTING SHARES") as well as any Shares (a "POTENTIAL DISSENTING SHARES") held by a holder (a "POTENTIAL DISSENTING SHAREHOLDER") that are not voted in favor of the Merger but that have not dissented in accordance with Chapter 13 of the CCC, shall not be converted into a right to receive the Merger Consideration in accordance with Section 2.01, but shall represent and become the right to receive such consideration as may be determined to be due such Dissenting Shareholder or Potential Dissenting Shareholder pursuant to the laws of the State of California, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to dissent under Chapter 13 of the CCC. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder's right to dissent, such former Dissenting Shares or Potential Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, such holders ratable portion of the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01. In this Agreement, references to "Dissenting Shareholders" shall be deemed to include Potential Dissenting Shareholders and references to "Dissenting Shares" shall be deemed to include Potential Dissenting Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The

          Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.08. [RESERVED]

     SECTION 2.09. AFFILIATES. Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.08 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Parent an executed copy of the affiliate letter contemplated in
Section 6.08 hereof.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in the Company's Disclosure Schedule, which has been prepared by the Company and delivered to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), or in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (as filed with the SEC on March 10, 2005), Current Reports on Form 8-K (as filed with the SEC on February 10, 2005 and February 14, 2005) and Definitive Proxy Statement on Schedule 14A (as filed with the SEC on April 12, 2005), to the Company's knowledge:

     SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Company and each subsidiary of the Company (each a "SUBSIDIARY") is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 9.03(a)). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents. The Company has heretofore provided to the Parent the minutes of the meetings of the Board of Directors of the Company and any committee thereof in respect of meetings of the Board of Directors and such committees held since January 1, 2002 through the date hereof for which minutes have been prepared and approved.

     SECTION 3.03. CAPITALIZATION. (a) The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share ("COMPANY PREFERRED STOCK"). As of April 2, 2005, (i) 7,985,085 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, and (iv) 230,995 Shares are reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock and other purchase rights (the "COMPANY STOCK AWARDS") granted pursuant to the Company Stock Option Plans. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. As of April 2, 2005, there were (x) 265,510 outstanding Unvested Options exercisable for an aggregate of 265,510 Shares at a weighted average exercise price of US$12.27 per Share, and (y) 512,026 Company Stock Options (excluding Unvested Options), exercisable for an aggregate of 512,026 Shares at a weighted average exercise price of US$8.23 per Share. As of the date of this Agreement, there were 117,668 Shares of unvested Company Restricted Stock. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts.

     (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares and the filing and recordation of appropriate merger documents as required by the CCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). No state takeover statute is applicable to the Merger or the Transactions.

     SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or any equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Material Contract (as defined below), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or other foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and filing and recordation of appropriate merger documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.06. PERMITS; COMPLIANCE. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 2004, and has heretofore previously made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since May 20, 2003 and
(iii) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 2004 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that to the extent information as of a later date conflicts with information of an earlier date, the information of such later date shall be deemed to modify such earlier information. No Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that unaudited financial statements are subject to year-end audit adjustments and may not contain notes in full compliance with GAAP) throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

     (c) Except as and to the extent set forth on, or reserved against, the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2004, including the notes thereto (the "2004 BALANCE SHEET"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2004, which have not had, individually or in the aggregate, a Company Material Adverse Effect.

     (d) The Company has responded to all comments or requests received from the SEC or the staff of the SEC since January 1, 2002 and the SEC or the staff of the SEC, as the case may be, has not made any supplemental comments or requests with respect to the matters described therein.

     (e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or
          (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of
          2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings.

     (f) The Company maintains and will continue to maintain books and records in accordance with GAAP, in all material respects and to the extent that GAAP is applicable to the maintenance of books and records. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP,
          (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (g) Accounts receivable, book debts and other debts due or accruing to the Company and its Subsidiaries, taken as a whole, reflected on the 2004 Balance Sheet or arising thereafter, have arisen, in all material respects, from BONA FIDE, arm's length transactions between unrelated parties in the ordinary course of business consistent with past practice and, subject to an allowance for doubtful accounts that has been reflected on the books and records of the Company and its Subsidiaries, as applicable, in accordance with GAAP and the regulations of the SEC, which are collectible without setoff or counterclaim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (h) Accounts payable of the Company and its Subsidiaries, taken as a whole, reflected on the 2004 Balance Sheet or arising thereafter are, in all material respects, the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2004 Balance Sheet, the Company and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (i) The work in progress reflected on the 2004 Balance Sheet was owned by the Company and its Subsidiaries on December 31, 2004. The value of such work in progress at December 31, 2004 has been recorded appropriately and represents work in progress that can be invoiced and collected in the ordinary course of business, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (j) The Company and its Subsidiaries have appropriately accrued project liabilities on its financial statements in accordance with GAAP, in all material respects.

     (k) The Company and its Subsidiaries have appropriately deferred the recognition of revenues on projects where amounts have been invoiced in advance of the underlying work having been completed in accordance with GAAP, in all material respects.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004, except as expressly contemplated by this Agreement (a) the Company and the Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Company Material Adverse Effect.

     SECTION 3.09. ABSENCE OF LITIGATION. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no (i) litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, or (ii) material property or asset of the Company or any Subsidiary that is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that, in each case, would, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.10. EMPLOYEE BENEFIT PLANS. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other material employment benefit agreements or arrangements including, without limitation, all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any

Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the "PLANS"). Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other Plan, or
(ii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or this Agreement.

     (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Plans (i) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (ii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

     (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action. The Company and the Subsidiaries are in compliance with the applicable requirements of Section 4980(B) of the Code, with respect to each Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code.

     (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is intended to be qualified under
          Section 401(a) of the Code has been submitted to the IRS for a determination that "GUST" amendments have been appropriately made prior to the end of the GUST remedial period. Each Plan that is intended to be qualified under Section 401(a) of the Code has adopted good faith amendments designed to comply with the requirements of the Economic Growth Tax Relief Reconciliation Act, and such amendments were effective prior to the applicable amendment deadline.

     (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of

          Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

     (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

     (g) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a "NON-U.S. BENEFIT PLAN"):

          (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

          (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

          (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan has been operated in full compliance with all applicable non-United States laws.

     SECTION 3.11. LABOR AND EMPLOYMENT MATTERS. (a) Except as set forth in
Section 3.11(a) of the Company Disclosure Schedule, (i) there are no material labor controversies, material labor strikes, material slowdowns, material work stoppages or material lockouts pending or threatened between the Company or any Subsidiary and any of their respective employees and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown, work stoppage or lockout within the past three years; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor has any union certification or decertification been filed or threatened that relates to employees of the

Company or any of its Subsidiaries and no union authorization campaign has been conducted within the 12 months prior to the date of this Agreement; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such collective bargaining agreement or labor union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such collective bargaining or material labor union agreement or contract; and (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board (or similar foreign agency). The consent of each labor union which is a party to the collective bargaining agreements listed in Section 3.11 of the Company Disclosure Schedule is not required to consummate the Transactions.

     (b) The Company and the Subsidiaries are in compliance, in all material respects, with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, worker classification and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except in each case those that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no material claim with respect to payment of wages, salary, vacation, improper worker classification or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary, except in each case those that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, except those that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company, except in each case those that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

     SECTION 3.12. REAL PROPERTY; TITLE TO ASSETS. (a) Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company or its Subsidiaries (the "LEASED REAL PROPERTY"). The Company and its subsidiaries do not own and have never owned any real property. All of the leases or subleases of any Leased Property (the "LEASES") are valid, binding and in full force and effect and there is not, under any such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary.

     (b) There are no material contractual or material legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. There are no material defects or material adverse physical conditions affecting the real property, and improvements thereon leased by the Company or any Subsidiary other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.13. INTELLECTUAL PROPERTY. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole ("COMPANY OWNED INTELLECTUAL PROPERTY"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries as currently conducted ("COMPANY LICENSED INTELLECTUAL PROPERTY"), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;
(d) the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; and (f) neither the execution of this Agreement nor the consummation of the Merger shall adversely affect any of the Company's rights with respect to any material Company Owned Intellectual Property or any material Company Licensed Intellectual Property.

     SECTION 3.14. TAXES. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the 2004 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet delinquent. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(e) of the Code within the past five years. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company does not have any interest in any joint venture, partnership or other entity or arrangement that could be treated as a partnership for United States federal income tax purposes.

     SECTION 3.15. ENVIRONMENTAL MATTERS. Except as described in Section 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) none of the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law ("ENVIRONMENTAL PERMITS"); and (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

     SECTION 3.16. [RESERVED].

     SECTION 3.17. MATERIAL CONTRACTS. (a) Subsections (i) through (viii) of
Section 3.17(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the "MATERIAL CONTRACTS"):

          (i) each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

          (ii) each contract and agreement which is likely to involve consideration of more than US$5,000,000, in the aggregate, in any 12-month period;

          (iii) any employment or consulting agreement or any other written agreement with any other officer, employee or consultant with annual compensation in excess of US$100,000 or which includes a change of control provision or provides for severance obligations upon termination;

          (iv) all management contracts (excluding contracts (i) for employment or (ii) which involve consideration of less than US$100,000 in any 12-month period or (iii) which are terminable with no more than 90 days notice without payment of a termination fee), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

          (v) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party that are not for professional services or not otherwise in the ordinary course of business;

          (vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or in any geographic area;

          (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses, excluding any power of attorney entered into in the ordinary course of business consistent with past practice; and

          (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which the breach, non-performance, amendment, termination or the absence of would, individually, have a Company Material Adverse Effect.

No contract pursuant to which the Company or any Subsidiary performs professional services in the ordinary course of business shall constitute a Material Contract.

     (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding agreement and neither the Company nor any Subsidiary is in default of a Material Contract; (ii) no Material Contract has been cancelled by the other party; (iii) the Company and the Subsidiaries have not received any claim of default by the Company or the Subsidiaries under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto through the date of this Agreement.

     SECTION 3.18. INSURANCE. The Company and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, assets, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies in the same or similar lines of business as the

Company and its Subsidiaries and comparable in size and operations to the Company and its Subsidiaries. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs or arrangements relating to the business, assets and operations of the Company and its subsidiaries (the "INSURANCE POLICIES"). Each of such Insurance Policies is in full force and effect as of the date of this Agreement. From December 31, 2002 through the date hereof, none of the Company or any of its Subsidiaries has received any notice or other communications regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course of business without lapse of coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage or rejection of any material claim under any Insurance Policy or (d) any material adjustment in the amount of any of the premiums payable with respect to any Insurance Policy.

     SECTION 3.19. BOARD APPROVAL; VOTE REQUIRED. (a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly
(i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined below).

     (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding Shares in favor of the approval and adoption of this Agreement.

     SECTION 3.20. CUSTOMERS AND SUPPLIERS. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of the Company and its Subsidiaries (based on the revenue from such customer during the 12-month period ended March 31, 2005). As of the date of this Agreement, the loss of any single customer or supplier of the Company and its Subsidiaries would not cause a Company Material Adverse Effect.

     SECTION 3.21. [Reserved].

     SECTION 3.22. INTERESTED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports or employment or other compensation arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company and the Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, (excluding any Subsidiary of the Company that is an affiliate of the Company solely by virtue of it being a Subsidiary of the Company). The Company and the Subsidiaries have not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

     SECTION 3.23. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the written opinion of Bear Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, a copy of which opinion will be delivered to Parent on the date of this Agreement.

     SECTION 3.24. BROKERS. No broker, finder or investment banker (other than Bear Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in Parent's (i) Annual Information Form dated as of March 20, 2005; (ii) Management Information Circular; and (iii) 2004 Annual report (each as filed with the Alberta Securities Commission (the "ASC") on March 31, 2005), to Parent and Merger Sub's knowledge:

     SECTION 4.01. CORPORATE ORGANIZATION. Parent is a corporation validly subsisting under the Canada Business Corporations Act and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and each of them has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined in Section 9.03(a)).

     SECTION 4.02. ARTICLES OF INCORPORATION AND BY-LAWS. Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws of Parent and Merger Sub, each as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws. Parent has heretofor furnished to the Company the minutes of the meetings of the Board of Directors of Parent and any committee thereof in respect of meetings of the Board of Directors and such committees held since January 1, 2001 through the date hereof for which minutes have been prepared and approved

     SECTION 4.03. CAPITALIZATION. (a) The authorized share capital of Parent consists of (i) unlimited shares of Parent Common Stock and (ii) unlimited preferred shares, without par value ("PARENT PREFERRED STOCK"). As of April 13, 2005, (i) 18,937,019 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Parent Common Stock are held in the treasury of Parent (excluding shares of Parent Common Stock purchased pursuant to Parent's normal course issuer bid which are to be cancelled) and (iii) no shares of Parent Common Stock are held by subsidiaries of Parent. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 and except for stock options granted pursuant to the stock option plans of Parent (the "PARENT STOCK OPTION PLANS"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other person excluding Parent or any subsidiary of Parent).

     (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value US$0.001 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or Merger Sub free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or Merger Sub's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent's Articles of Incorporation or By-Laws or any agreement to which Parent is a party or is bound and
          (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CCC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except
          (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by the CCC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

     SECTION 4.06. PERMITS; COMPLIANCE. Each of Parent and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted (the "PARENT PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.07. ASC FILINGS; FINANCIAL STATEMENTS. (a) Parent has filed all forms, reports and documents required to be filed by it with the Alberta Securities Commission ("ASC") since December 31, 2004, and has heretofore previously made available to the Company, in the form filed with the ASC, (i) the Annual Information Forms, dated as of March 30, 2005, March 31, 2004 and May 15, 2003, (ii) the Management Information Circular for Annual and Special Meeting, May 10, 2005; and (iii) the 2004, 2003 and 2002 Annual Reports (the form, reports and other documents referred to in clauses (i), (ii) and (iii) being collectively, the "PARENT REPORTS"). The Parent Reports (i) complied in all material respects with the requirements of the Alberta Securities Act and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that to the extent information as of a later date conflicts with information of an earlier date, the information of such later date shall be deemed to modify such earlier information. No subsidiary of Parent is required to file any form, report or other document with the ASC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with Canadian generally accepted accounting principles ("CANADIAN GAAP") applied on a consistent basis (except that unaudited financial statements are subject to year-end audit adjustments and may not contain notes in full compliance with Canadian GAAP) throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

     (c) Except as and to the extent set forth on, or reserved against, the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 2004, including the notes thereto (the "PARENT 2004 BALANCE SHEET"), neither the Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2004, which have not had, individually or in the aggregate, a Parent Material Adverse Effect.

     (d) Parent has responded to all comments or requests received from the ASC or the staff of the ASC since January 1, 2002 and the ASC or the staff of the ASC, as the case may be, has not made any supplemental comments or requests with respect to the matters described therein.

     (e) Parent maintains and will continue to maintain a system of accounting established and administered in accordance with Canadian GAAP, in all material respects and to the extent Canadian GAAP is applicable to a system of accounting. Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that

          (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP, (iii) access to assets is permitted only in accordance with management's general or specific authorization and
          (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (f) Accounts receivable, book debts and other debts due or accruing to Parent and its subsidiaries, taken as a whole, and reflected on the Parent 2004 Balance Sheet or arising thereafter, have arisen, in al material respects, from BONA FIDE, arm's length transactions between unrelated parties in the ordinary course of business consistent with past practice and, subject to an allowance for doubtful accounts that has been reflected on the books and records of the Parent and its subsidiaries, as applicable, in accordance with Canadian GAAP and the regulations of the ASC, which are collectible without setoff or counterclaim, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (g) Accounts payable of Parent and its subsidiaries, taken as a whole, reflected on the Parent 2004 Balance Sheet or arising thereafter are, in all material respects, the result of BONA FIDE transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Parent 2004 Balance Sheet, Parent and its subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (h) The work in progress reflected on the Parent 2004 Balance Sheet was owned by Parent and its subsidiaries on December 31, 2004. The value of such work in progress at December 31, 2004 has been recorded appropriately and represents work in progress that can be invoiced and collected in the ordinary course of business, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (i) Parent and its Subsidiaries have appropriately accrued project liabilities on its financial statements in accordance with Canadian GAAP, in all material respects.

     (j) Parent and its Subsidiaries have appropriately deferred the recognition of revenues on projects where amounts have been invoiced in advance of the underlying work having been completed in accordance with Canadian GAAP, in all material respects.

     SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004 or as expressly contemplated by this Agreement, (a) Parent has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

     SECTION 4.09. ABSENCE OF LITIGATION. Except as specifically disclosed in any Parent Report filed prior to the date of this Agreement, there is no Action pending or threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any Governmental Authority that (a) individually or in the aggregate, has had or would have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the

Merger. Neither Parent nor Merger Sub nor any material property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.10. STOCKHOLDER VOTE. The sole stockholder of Merger Sub has approved this Agreement and the consummation of the Transactions. No vote of the stockholders of Parent is required by Law, Parent's Articles of Incorporation or Bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

     SECTION 4.11. OPERATIONS OF MERGER SUB. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.12. TAXES. Parent and its subsidiaries have filed all Canadian federal, provincial, local and non-Canadian Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. Neither the Canada Revenue Agency nor any other Canadian or non-Canadian taxing authority or agency is now asserting or threatening to assert against Parent or any subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither Parent nor any subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Parent 2004 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with Canadian GAAP. There are no Tax liens upon any property or assets of Parent or any of the subsidiaries except liens for current Taxes not yet delinquent. Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any of its subsidiaries has been required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Parent or any of its subsidiaries, and the Canada Revenue Agency has not initiated or proposed any such adjustment or change in accounting method, in either case, which adjustment or change would have a Parent Material Adverse Effect.

     SECTION 4.13. BOARD APPROVAL. The board of directors of each of Parent and Merger Sub, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the Merger are fair and in the best interests of Parent and Merger Sub and their respective stockholders, (ii) approved this Agreement and Merger, and (iii) in the case of the board of directors of the Parent, have approved the registration of the Parent Common Stock to be issued in connection with the Transactions under the Securities Act and the Exchange Act and the listing of the Parent Common Stock for trading on the U.S. Exchange.

     SECTION 4.14. [Reserved].

     SECTION 4.15. OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, neither Parent nor any of its subsidiaries, owns any Shares.

     SECTION 4.16. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 4.17. INTELLECTUAL PROPERTY. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the conduct of the business of Parent and its subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Parent that the conduct of the business of Parent and its subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by Parent or a subsidiary of Parent and material to the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole ("PARENT OWNED INTELLECTUAL PROPERTY"), Parent or a subsidiary of Parent is the owner of the entire right, title and interest in and to such Parent Owned Intellectual Property and is entitled to use such Parent Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to Parent or a subsidiary of Parent that is material to the business of Parent and its subsidiaries as currently conducted ("PARENT LICENSED INTELLECTUAL PROPERTY"), Parent or a subsidiary of Parent has the right to use such Parent Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Parent Licensed Intellectual Property; and (d) Parent Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

     SECTION 4.18. ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) neither Parent nor any of its subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by Parent or any subsidiary of Parent (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) neither Parent nor any of its subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) neither Parent nor any of its subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of Parent and its subsidiaries has all Environmental Permits; and (f) each of the Parent and its subsidiaries is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, except as set forth in
Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed):

          (i) the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Company and the Subsidiaries and to preserve the current advantageous relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

     By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section
5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

     (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

     (b) (i) issue any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for issuances of Shares issuable pursuant to Company Stock Awards outstanding on the date of this Agreement) or (ii) sell, pledge, dispose of, grant or encumber any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice or pursuant to contracts in force on the date hereof;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiary to the Company or any other wholly-owned Subsidiary;

     (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than in connection with the cashless exercise of Company Stock Options outstanding on the date hereof);

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its material assets except in the ordinary course of business and consistent with past practice; (iii) enter into any Material Contract; (iv) authorize any capital expenditure if, when added to all other capital expenditures previously recorded in fiscal 2005, the total of all such capital expenditures would exceed US$4,500,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this
          Section 5.01(e);

     (f) hire any additional employees other than in the ordinary course of business, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, employee or consultant;

     (g) implement or adopt any change in its accounting principles, practices or methods, other than as is consistent with or as may be required by law, GAAP or regulatory guidelines;

     (h) make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against on the consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2005, (ii) subsequently incurred in the ordinary course of business and consistent with past practice, or (iii) subsequently incurred not in the ordinary course of business, which shall not in the aggregate exceed US$100,000;

     (j) enter into any material amendment to any Material Contract or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder;

     (k)  commence or settle any material Action; or

     (l) announce an intention to, or enter into any agreement or otherwise make a commitment, to do any of the foregoing.

     SECTION 5.02. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Except as expressly contemplated by any other provision of this Agreement, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Parent shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld or delayed):

     (a) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of
          Section 368(a) of the Code;

     (b) take any action to cause Parent's representations and warranties set forth in Article IV to be untrue in any material respect or cause any condition set forth in Section 7.03(a) and Section 7.03(b) not to be satisfied; or

     (c) take any action that would reasonably be likely to materially delay the Merger.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.01. REGISTRATION STATEMENT; PROXY STATEMENT. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare the proxy statement to be sent to the stockholders of the Company relating to the meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to be held to consider approval and adoption of this Agreement or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT") and (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration

Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

     (b) Except as provided in Section 6.04(c) and Section 8.01(g), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or any other Transaction (the "COMPANY RECOMMENDATION") and the Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

     (c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective,
          (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.02. COMPANY STOCKHOLDERS' MEETING. The Company shall call the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Company shall use its reasonable best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall use its reasonable best efforts to take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the stockholders of the Company in favor of the approval and adoption of this Agreement.

     SECTION 6.03. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "REPRESENTATIVES") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

     (b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 18, 2005 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

     (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     (d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.

     SECTION 6.04. NO SOLICITATION OF TRANSACTIONS. (a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will not authorize or knowingly permit its or its Subsidiaries' agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary) to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, a Competing

Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction. The Company shall notify Parent as promptly as practicable (and in any event within two (2) days after any director or executive officer of the Company attains knowledge thereof), orally and promptly thereafter in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

     (b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that, in light of such Superior Proposal, the failure to furnish such information or enter into discussions would cause the members of the Company Board of Directors to breach their fiduciary duties to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

     (c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a "CHANGE IN THE COMPANY RECOMMENDATION") or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders' Meeting and after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that a failure to make a Change in the Company Recommendation would cause the members of the Company Board of Directors to breach their fiduciary duties to the Company and its stockholders under applicable Law, the Company Board may (i) recommend a Superior Proposal or (ii) terminate this Agreement pursuant to Section 8.01(g), but only (A) after providing written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, and (B) if Parent does not, within three (3) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so at the Company Stockholders' Meeting.

     (d) A "COMPETING TRANSACTION" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Act); (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Significant Subsidiary; (v) any solicitation in opposition to approval of this Agreement by the Company's stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the Merger.

     (e) A "SUPERIOR PROPOSAL" means an unsolicited written bona fide offer made by a third party to consummate any of the following transactions:
          (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), to be more favorable to the Company stockholders than the Merger and for which financing, to the extent required, is then committed.

     SECTION 6.05. EMPLOYEE BENEFIT MATTERS. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Parent shall use reasonable best efforts to provide that employees of the Company or any Subsidiary receive credit, for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries, for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.

     SECTION 6.06. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable, taken as a whole, with respect to indemnification than are set forth in Article VI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(b) more than an amount per year equal to 175% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$131,920 in the aggregate); PROVIDED, HOWEVER, that in the event of an expiration, termination or cancellation of such current policies, Merger Sub or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for aggregate annual premiums which shall not exceed 175% of current annual premiums paid by the Company for such insurance.

     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.06.

     (d) Parent and Merger Sub acknowledge that the Company is party to indemnification agreements with each director and executive officer of the Company and that at the Effective Time the Company's obligations under such indemnification agreements shall become the obligations of the Surviving Corporation.

     SECTION 6.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.08. COMPANY AFFILIATES(a) . (a) No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a "COMPANY AFFILIATE")) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective time, an affiliate letter in the form attached hereto as Exhibit 6.08, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

     (b) Parent agrees that it shall make available "current public information" in accordance with Rule 144(c) under the Securities Act for a period of two years from the Effective Time. Parent further agrees that it shall cooperate with each Company Affiliate to remove the legend from Parent Common Stock received by such Company Affiliate as Merger Consideration and sold by such Company Affiliate in accordance with Rule 145(d) under the Securities Act.

     SECTION 6.09. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition of fair trade Laws with respect to the Transactions and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; PROVIDED that neither Merger Sub nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     SECTION 6.10. PLAN OF REORGANIZATION. (a) Subject to Section 2.01(k), this Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by
          Section 7.02(j) and Section 7.03(e), and the Company hereby agrees, subject to Section 2.01(k), to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver the opinions required by Section 7.02(j) and Section 7.03(e). Subject to Section 2.01(k), the Company will deliver such certificates to counsel to the Company and Parent.

     (c) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver to counsel to the Company or Parent at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by
          Section 7.02(j) and Section 7.03(e), and Parent hereby agrees, subject to Section 2.01(k), to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver the opinions required by Section 7.02(j) and Section 7.03(e). Subject to Section 2.01(k), Parent will deliver such certificates to counsel to the Company and Parent.

     SECTION 6.11. OBLIGATIONS OF MERGER SUB. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.12. CONSENTS OF ACCOUNTANTS. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act.

     SECTION 6.13. LISTING. Parent shall promptly prepare and submit to (i) either the New York Stock Exchange ("NYSE") or the National Market System of the NASDAQ Stock Market ("NASDAQ" and, together with the NYSE, the "U.S. EXCHANGE") and (ii) the TSX, listing applications covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing or quotation, as the case may be, of such Parent Common Stock by the U.S. Exchange and the TSX, subject in each case to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing or quotation, as the case may be.

     SECTION 6.14. SUBSEQUENT FINANCIAL STATEMENTS. The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

     SECTION 6.15. PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the U.S. Exchange or the TSX, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

     SECTION 6.16. BOARD OF DIRECTORS OF PARENT. Parent shall take all such action as may be necessary to cause the Chief Executive Officer of the Company (the "COMPANY DESIGNATED DIRECTOR") to be appointed to the Board of Directors of Parent as of the first meeting of the Board of Directors of Parent after the Effective Time, to serve until the next annual election of directors of Parent.

     SECTION 6.17. COMPANY CONTRIBUTION. Immediately prior to the Effective Time, at Parent's request, Company shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Shares the lesser of (i) $18,000,000 and (ii) the maximum amount of cash that would not preclude the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 6.18. UNVESTED COMPANY RESTRICTED STOCK. The Company will cooperate to enter into an agreement with each holder of an unvested Company Restricted Stock to amend the agreement between the Company and such holder pursuant to which such unvested Company Restricted Stock was granted and such amendment shall be reasonably satisfactory to Parent.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

     (b) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the CCC and the Company's Articles of Incorporation.

     (c) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "ORDER") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (d) U.S. ANTITRUST APPROVALS AND WAITING PERIODS. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (e) TSX LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the TSX, subject to official notice of issuance.

     SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to "materially" (including the word "material") or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) OFFICER CERTIFICATE. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(e).

     (d) CONSENTS. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities.

     (e) MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

     (f) COMPANY CONTRIBUTION. The Company shall have deposited, or shall have caused to be deposited, with the Exchange Agent for the benefit of the holders of the Company Common Stock the lesser of (i) $18,000,000 and
          (ii) the maximum amount of cash that would not preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (g) COMPANY CASH BALANCE. The Company shall have at least $40,000,000 of cash on deposit in cash or cash equivalents, less the amount of cash deposited with the Exchange Agent pursuant to Section 2.04 and Section 7.02(f).

     (h) DISSENTING SHARES. The number of Dissenting Shares shall be less than 5% of the issued and outstanding Shares.

     (i) CANCELLATION OF COMPANY 401(K) PLAN. Prior to the Effective Time, the Company Board shall have duly adopted a resolution providing for the termination and cancellation, as of the day immediately preceding the date on which the Effective Time occurs, of the Company's Plan qualified under Section 401(k) of the Code (the "401(K) PLAN") and provided a certified copy of such resolution to Parent, which is reasonably satisfactory to Parent. Notwithstanding the foregoing, the Board of Directors of the Company shall not act to terminate and cancel the 401(k) Plan if Parent provides written notice to that effect to the Company at least two (2) days prior to the Effective Time.

     (j) TAXES. Subject to Section 2.01(k), Parent shall have received the opinion of Shearman & Sterling LLP, counsel to Parent, based upon representations of Parent and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of Parent and Company contemplated in Section 6.10. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

     SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to "materially" (including the word "material") or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) MATERIAL ADVERSE EFFECT. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

     (d) OFFICER CERTIFICATE. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

     (e) TAXES. Subject to Section 2.01(k), the Company shall have received the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, based upon representations of Parent and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Akin Gump Strauss Hauer & Feld LLP of representation letters from each of Parent and Company contemplated in
          Section 6.10. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

     (f) U.S. EXCHANGE LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing or quotation, as the case may be, on the U.S. Exchange, subject to official notice of issuance.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, as follows:

     (a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2005; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

     (c) by Parent if a Company Triggering Event (as defined below) shall have occurred; or

     (d) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting; or

     (e) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue ("TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(e) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 15 days after written notice of such breach is provided by Parent to the Company; or

     (f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue ("TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 8.01(f) for so long as Parent and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 15 days after written notice of such breach is provided by the Company to Parent.

     (g) by the Company in order to accept a Superior Proposal; PROVIDED, HOWEVER, in order for the termination of this Agreement pursuant to this paragraph 8.01(g) to be effective, the Company shall have complied with the provisions of Section 6.04(c) and the provisions of
          Section 8.03(b) (including the payment of the Fee and Parent's Expenses).

For purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to Parent or shall have resolved to do so; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the approval of this Agreement; (iv) the Company Board fails to reaffirm its recommendation in favor of the approval of this Agreement and the approval of the Merger within five business days after Parent requests in writing that such recommendation be reaffirmed; (v) as a result of the Company's breach of its obligation hereunder, the Merger is not, prior to December 15, 2005, submitted for the approval of the holders of Company Common Stock at the Company Stockholders' Meeting; (vi) the Company shall have intentionally breached its obligations under Section 6.04; or (vii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within ten (10) business days after such tender offer or exchange offer is commenced.

     SECTION 8.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; PROVIDED, HOWEVER, that the Confidentiality Agreement shall survive any termination of this Agreement.

     SECTION 8.03. FEES AND EXPENSES. (a) Except as set forth in this Section 8.03, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to (i) printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and (ii) the filing fee for the Notification and Report Forms filed under HSR Act. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

     (b)  The Company agrees that:

          (i) if Parent shall terminate this Agreement pursuant to Section 8.01(c); or

          (ii) if the Company shall terminate this Agreement pursuant to Section 8.01(g);

then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of US$3,000,000 (the "FEE"), which amount shall be payable in immediately available funds, plus an amount equal to the amount of Parent's Expenses.

     (c)  The Company acknowledges that the agreements contained in this Section
          8.03 are an integral part of the Transactions. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 2.00%. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

     SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without the approval of the Stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. NON SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.03(b), 6.06, 6.10, 8.03 and this Article IX shall survive the Effective Time.

     SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

               if to Parent or Merger Sub:

                      Stantec Inc.
                      10160 - 112 Street
                      Edmonton, Alberta T5K 2L6
                      Canada
                      Attention:    Jeffrey S. Lloyd
                      Facsimile No: (780) 917-7330
                      Email:        jlloyd@stantec.com

               with a copy to:

                      Shearman & Sterling LLP
                      Commerce Court West
                      Suite 4405, P.O. Box 247
                      Toronto, Canada  M5L 1E8
                      Attention:    Christopher J. Cummings, Esq.
                      Facsimile No: (416) 360 2958
                      Email:        ccummings@shearman.com



               if to the Company:

                      The Keith Companies, Inc.
                      19 Technology Drive
                      Irvine, CA 92618
                      U.S.A.
                      Attention:    Aram H. Keith
                      Facsimile No: (949) 923-6026
                      Email:        aram.keith@keithco.com
               with a copy to:

                      Akin Gump Strauss Hauer & Feld LLP
                      2029 Century Park East
                      Suite 2400
                      Los Angeles, CA 90067-3012
                      Attention:    C.N. Franklin Reddick III, Esq.
                      Facsimile No: (310) 229 1001
                      Email:        freddick@akingump.com

     SECTION 9.03. CERTAIN DEFINITIONS. (a) For purposes of this Agreement:

     "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     "BENEFICIAL OWNER", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

     "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

     "COMPANY MATERIAL ADVERSE EFFECT" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Transactions; PROVIDED, HOWEVER, that Company Material Adverse Effect (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic, regulatory or political conditions (including, without limitation, acts of war or terrorism) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (y) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the execution, announcement or consummation of this Agreement and the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees.

     "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     "ENVIRONMENTAL LAWS" means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

     "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

     "INTELLECTUAL PROPERTY" means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

     "KNOWLEDGE" of the Company means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the General Counsel of the Company, after due investigation.

     "KNOWLEDGE" of Parent and Merger Sub means the actual knowledge of any executive officer of Parent, after due investigation.

     "LIENS" means mortgages, pledges, liens, security interest, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, other than (A) liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's liens arising in the ordinary course of business consistent with past practice.

     "PARENT MATERIAL ADVERSE EFFECT" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Transactions; PROVIDED, HOWEVER, that Parent Material Adverse Effect clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic, regulatory or political conditions (including without, limitation, acts of war or terrorism) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the execution, announcement or consummation of this Agreement and the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees.

     "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

     "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     (b) The following terms have the meaning set forth in the Sections set forth below:


       DEFINED TERM                                                   LOCATION OF DEFINITION

       Action............................................                     ss. 3.09
       "affiliate".......................................                     ss. 2.09
       Aggregate Cash Amount.............................                     ss. 2.01(b)
       Aggregate Stock Amount............................                     ss. 2.01(b)
       ASC...............................................                     ss. 4.07(a)
       Average Stock Price...............................                     ss. 2.01(a)
       Agreement.........................................                     Preamble
       Blue Sky Laws.....................................                     ss. 3.05(b)
       Canadian GAAP.....................................                     ss. 4.07(b)
       Cash Election.....................................                     ss. 2.01(e)
       Cash Election Share...............................                     ss. 2.01(e)
       Cash Payment......................................                     ss. 2.01(a)
       CCC...............................................                     Recitals


                                       51



       Certificate of Merger.............................                     ss. 1.02
       Certificates......................................                     ss. 2.02(b)
       Change in the Company Recommendation..............                     ss. 6.04(c)
       Closing...........................................                     ss. 1.02
       Code..............................................                     Recitals
       Company...........................................                     Preamble
       Company Affiliate.................................                     ss. 6.08
       Company Board.....................................                     Recitals
       Company Common Stock..............................                     ss. 2.01(a)
       Company Designated Director.......................                     ss. 6.16
       Company Disclosure Schedule.......................                     Article III
       Company Licensed Intellectual Property............                     ss. 3.13(a)
       Company Owned Intellectual Property...............                     ss. 3.13(a)
       Company Permits...................................                     ss. 3.06
       Company Preferred Stock...........................                     ss. 3.03(a)
       Company Recommendation............................                     ss. 6.01(b)
       Company Restricted Stock..........................                     ss. 2.05
       Company SEC Reports...............................                     ss. 3.07(a)
       Company Stock Awards..............................                     ss. 3.03(a)
       Company Stock Options.............................                     ss. 2.04(a)
       Company Stock Option Plans........................                     ss. 2.04(a)
       Company Stockholders' Meeting.....................                     ss. 6.01(a)
       Company Triggering Event..........................                     ss. 8.01
       Competing Transaction.............................                     ss. 6.04(d)
       Confidentiality Agreement.........................                     ss. 6.03(b)
       Dissenting Shareholder............................                     ss. 2.07(a)
       Dissenting Shares.................................                     ss. 2.07(a)
       Effective Time....................................                     ss. 1.02
       Election Deadline.................................                     ss. 2.01(i)
       Elections.........................................                     ss. 2.01(c)
       Environmental Permits.............................                     ss. 3.15
       ERISA.............................................                     ss. 3.10(a)
       Exchange Act......................................                     ss. 3.07(a)
       Exchange Agent....................................                     ss. 2.02(a)
       Exchange Fund.....................................                     ss. 2.02(a)
       Exchange Stock....................................                     ss. 2.01(a)
       Expenses..........................................                     ss. 8.03(a)
       Fee...............................................                     ss. 8.03(b)
       Fixed Ratio Stock.................................                     ss. 2.01(a)
       Floating Ratio Stock..............................                     ss. 2.01(a)
       Form of Election..................................                     ss. 2.01(c)
       Forward LLC Merger................................                     ss. 2.01(l)
       GAAP..............................................                     ss. 3.07(b)
       Governmental Authority............................                     ss. 3.05(b)


                                       52


       Holder Representative.............................                     ss. 2.01(c)
       HSR Act...........................................                     ss. 3.05(b)
       Insurance Policies................................                     ss. 3.18
       IRS...............................................                     ss. 3.10(a)
       Law...............................................                     ss. 3.05(a)
       Leased Real Property..............................                     ss. 3.12(a)
       Leases............................................                     ss. 3.12(a)
       Material Contracts................................                     ss. 3.17(a)
       Merger............................................                     Recitals
       Merger Consideration..............................                     ss. 2.01(a)
       Merger LLC........................................                     ss. 2.01(l)
       Merger Sub........................................                     Preamble
       Mixed Consideration...............................                     ss. 2.01(c)
       Mixed Election....................................                     ss. 2.01(c)
       Mixed Election Share..............................                     ss. 2.01(d)
       Mixed Election Share..............................                     ss. 2.01(a)
       Multiemployer Plan................................                     ss. 3.10(b)
       Multiple Employer Plan............................                     ss. 3.10(b)
       Non-U.S. Benefit Plan.............................                     ss. 3.10(g)
       Notice of Superior Proposal.......................                     ss. 6.04(c)
       Nasdaq............................................                     ss. 6.13
       NYSE..............................................                     ss. 6.13
       Option Consideration..............................                     ss. 2.04
       Option Exchange Fund..............................                     ss. 2.04
       Order.............................................                     ss. 7.01(c)
       Parent............................................                     Preamble
       Parent Board......................................                     Recitals
       Parent Common Stock...............................                     ss. 2.01(a)
       Parent Licensed Intellectual Property.............                     ss. 4.17
       Parent Owned Intellectual Property................                     ss. 4.17
       Parent Permits....................................                     ss. 4.06
       Parent Preferred Stock............................                     ss. 4.03(a)
       Parent Reports....................................                     ss. 4.07(a)
       Parent Stock Option Plans.........................                     ss. 4.03(a)
       Parent 2004 Balance Sheet.........................                     ss. 4.07(c)
       Plans.............................................                     ss. 3.10(a)
       Potential Dissenting Shareholder..................                     ss. 2.07(a)
       Potential Dissenting Shares.......................                     ss. 2.07(a)
       Pro Rata Amount of Cash...........................                     ss. 2.01(f)
       Pro Rata Number of Shares.........................                     ss. 2.01(e)
       Proxy Statement...................................                     ss. 6.01(a)
       Registration Statement............................                     ss. 6.01(a)
       Representatives...................................                     ss. 6.03(a)
       Reverse-Subsidiary Merger.........................                     ss. 2.01(k)


                                       53


       SEC...............................................                     ss. 3.07(a)
       Securities Act....................................                     ss. 3.07(a)
       Significant Subsidiary                                                 ss. 6.04(d)
       Shares............................................                     ss. 2.01(a)
       Stock Election....................................                     ss. 2.01(c)
       Stock Election Share..............................                     ss. 2.01(e)
       Stockholder.......................................                     Recitals
       Subsidiary........................................                     ss. 3.01(a)
       Superior Proposal.................................                     ss. 6.04(e)
       Support Agreement.................................                     Recitals
       Surviving Corporation.............................                     ss. 1.01
       Terminating Company Breach........................                     ss. 8.01(e)
       Terminating Parent Breach.........................                     ss. 8.01(f)
       Transactions......................................                     ss. 3.01(a)
       TSX...............................................                     ss. 2.01(a)
       Unvested Options..................................                     ss. 2.04
       U.S. Exchange.....................................                     ss. 6.13
       2004 Balance Sheet................................                     ss. 3.07(c)
       401(k) Plan.......................................                     ss. 7.02(i)
       US$5.50 Stock.....................................                     ss. 2.01(a)


     SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Support Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the CCC). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

     SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.11. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                    STANTEC INC.



                    By /s/  Anthony P. Franceschini
                       -----------------------------------------------
                       Name:  Anthony P. Franceschini
                       Title: President & CEO



                    By /s/ Jeffrey S. Lloyd
                       -----------------------------------------------
                       Name:  Jeffrey S. Lloyd
                       Title: Vice President, Secretary &
                              General Counsel



                    STANTEC CONSULTING CALIFORNIA INC.



                    By /s/ Anthony P. Franceschini
                       -----------------------------------------------
                       Name:  Anthony P. Franceschini
                       Title: President



                    By /s/ Michael J. Slocombe
                       -----------------------------------------------
                       Name:  Michael J. Slocombe
                       Title: Secretary



                    THE KEITH COMPANIES, INC.



                    By /s/ Aram H. Keith
                       -----------------------------------------------
                       Name:  Aram H. Keith
                       Title: CEO



                    By /s/ Gary Campanaro
                       -----------------------------------------------
                       Name:  Gary Campanaro
                       Title: Secretary

                                                                    EXHIBIT 6.08

                          FORM OF AFFILIATE LETTER FOR
                            AFFILIATES OF THE COMPANY

                                                                 [___] [_], 2005


Stantec Inc.
10160 - 112 Street
Edmonton, Alberta T5K 2L6
Canada

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of The Keith Companies, Inc., (the "COMPANY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 14, 2005 (the "MERGER AGREEMENT"), among Stantec Inc., a Canadian corporation ("PARENT"), Stantec Consulting California Inc. a California corporation ("MERGER SUB"), and the Company, the Company will be merged with and into Merger Sub (the "MERGER"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of common stock, without par value, of Parent (the "PARENT SHARES"). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value US$ per share, of the Company (the "COMPANY SHARES").

     I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

     C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or
          (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [______], 2005 BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

     F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                      Very truly yours,



                                      -------------------------------------
                                      Name:




Agreed and accepted this [___] day
of [_________], 2005, by

STANTEC INC.



By:
     ---------------------------------------
     Name:
     Title: